Exhibit 10.32

[SEARS HOLDINGS LETTERHEAD]

February 17, 2010

Mr. John Goodman

[Address Omitted]

Restatement of Amended and Restated Offer Letter dated November 14, 2009

Dear John,

The purpose of this letter is to restate the amended and restated offer Letter dated November 14, 2009 (which letter restated your October 23, 2009 offer letter) between you and Sears Holdings Corporation (“Sears”) to incorporate a correction to your 2010 LTIP. Effective February 17, 2010, your November 14, 2009 amended and restated offer letter is fully restated as provided herein. This correction has been approved by the Compensation Committee of SHC’s Board of Directors (“Compensation Committee”), and therefore this letter serves as confirmation of our restated offer.

The key elements of your compensation package are as follows:

•	Your start date was November 9, 2009.

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You will hold the position with Sears Holdings Corporation (“SHC”) of Executive Vice President - Apparel and Home. You will report to and be a member of the Holding Company Business Unit as well as a member of the Holding Company Business Unit’s board of directors and will be lead director for the Sears Apparel and Home Fashion and Household Goods boards.

•	Annual base salary at a rate of $800,000.

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Participation in the Sears Holdings Corporation Annual Incentive Plan with an annual incentive opportunity of 100% of your base salary. Your target incentive under the Sears Holdings Corporation 2009 Annual Incentive Plan (“2009 AIP”) was prorated from your start date through January 30, 2010, the last day of SHC’s 2009 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year.

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You will participate in a Long-Term Incentive Program that is effective from January 31, 2010 (i.e., first day of the 2010 fiscal year) to the end of fiscal year 2012 (“2010 LTIP”) at a target award of $4,000,000 (“target award”). Payout under your 2010 LTIP will be tied to achieving one hundred percent (100%) of the Apparel and Home Business Unit BOP (“A&H BOP”) equivalent to the fiscal year-end 2006 performance level (“2006 target performance level”) by the end of the 2012 fiscal year. Annual performance plans will be subject to approval by SHC and will be adjusted for store sales, closures, or openings pursuant to the approval process of the Compensation Committee of the SHC Board of Directors (“Compensation Committee”). The threshold for payout will be eighty five percent (85%) of the 2006 A&H BOP, with a corresponding payout of forty percent (40%) of the target award (i.e., $1,600,000). The payout percentages are straight line interpolated for A&H BOP performance between threshold and the 2006 target performance level. For every one percent (1%) increase above the 2006 target performance level, your payout will increase by four percent (4%) of the target award, with a maximum payout of one hundred fifty percent (150%) of the target award. Further details regarding your 2010 LTIP will be provided to you following your start date. Beyond the 2010 LTIP, you will next become eligible for a new long-term incentive program beginning in fiscal year 2013.

Mr. Goodman

February 17, 2010

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You received a grant of restricted stock valued at $2,000,000 under the Sears Holdings Corporation 2006 Stock Plan. The number of restricted shares granted was determined using the market closing price of Sears Holdings shares on the grant date. The grant date was the first (1st) business day following the later of (a) the date upon which we received both your executed Executive Severance Agreement (referred to below) and the approval of the Compensation Committee or (b) your start date. You were also eligible to receive an additional restricted stock grant (“additional grant”) equivalent to (1X) the dollar amount of SHC shares purchased by you within sixty (60) calendar days after the formal announcement of your hiring (“your stock purchase”), up to a maximum additional share value of $1,000,000. The number of restricted shares granted under this additional grant (noted above) was determined using the market closing price of Sears Holdings shares on the grant date. The grant date of the additional grant was the fifth (5th) business day following the later of (a) the date upon which we received your executed Executive Severance Agreement (see below), notice and confirmation of your stock purchase, and the approval of the Compensation Committee, or (b) your start date. Any and all of the restricted shares granted will be scheduled to vest on a graded basis, with twenty-five percent (25%) of the total shares granted vesting on each of the next four (4) anniversaries of each corresponding grant date. Your restricted stock grant(s) were contingent upon you signing the Executive Severance Agreement (referred to below).

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You received a one-time sign-on bonus of $250,000 (gross). This sign-on bonus was paid within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for “Cause” (as defined in the Executive Severance Agreement referred to in the paragraph below), you will be required to repay one hundred percent (100%) of the sign-on bonus if such termination occurs within the first six (6) months following your start date or fifty percent (50%) if such termination occurs within the second six (6) months following your start date.

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You were required to sign an Executive Severance Agreement. If your employment with SHC terminates for any of the severance-eligible reasons provided for in the Executive Severance Agreement, you will receive one (1) year of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Executive Severance Agreement, you agree, among other things, not to disclose confidential information and not to solicit employees for one (1) year following termination of employment. As noted above, the restricted stock grants were conditioned upon you signing this Executive Severance Agreement.

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You are required to travel weekly to the Hoffman Estates Support Center or the SHC Design Office based in New York City initially, and as reasonably requested after January 1, 2010, but will be primarily located in San Francisco, California. You agree to continue to use reasonable best efforts to open a San Francisco, California office, and SHC agrees to use reasonable best efforts to work with you to establish a significant Kmart Apparel presence in San Francisco by the end of the 2010 fiscal year. You will be reimbursed for all travel expenses under the SHC standard corporate travel policy, as appropriate.

•	There is a mutual expectation that you will build a world class team of merchants in the Home and Apparel organizations, placing a higher emphasis on the Kmart Apparel team initially.

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You are eligible to receive four (4) weeks paid vacation per fiscal year, with one week paid vacation in the partial fiscal year ended January 31, 2010. Added to this, you will qualify for six (6) paid National Holidays each year. You will be eligible for up to four (4) Personal Days per year, after completing six (6) months of service.

Mr. Goodman

February 17, 2010

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You are eligible to participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

By executing this restatement of your November 14, 2009 amended and restated offer letter, you agree to be legally bound by its provisions. If you need additional information or clarification, please call. To accept, sign below and return this restated offer letter to my attention.

Sincerely,

/s/ J. David Works
J. David Works

Accepted:

/s/ John Goodman	2/18/10
John Goodman	Date